Exhibit 99.1

Vera Bradley Public Relations
Mediacontact@verabradley.com
877-708 VERA (8372)

Vera Bradley Announces Pricing of Secondary Public Offering

FORT WAYNE, IND., APRIL 14, 2011 – Vera Bradley, Inc. (Nasdaq: VRA) announced today the pricing of the offering of 6,039,525 shares of its common stock by certain shareholders at a price of $43.50 per share, reflecting an upsize from the previously announced offering of 5,169,960 shares of its common stock. The underwriters have a 30-day option to purchase up to 905,929 additional shares from the selling shareholders. Vera Bradley, Inc. will not receive any proceeds from the sale of shares by the selling shareholders.

Robert W. Baird & Co. Incorporated and Piper Jaffray & Co. acted as joint book-running managers for the offering. Wells Fargo Securities, LLC, KeyBanc Capital Markets Inc. and Lazard Capital Markets acted as co-managers of the offering.

The offering of these securities will be made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained by contacting: Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 E. Wisconsin Avenue, Milwaukee, WI 53202, telephone: 800-792-2413 or email: syndicate@rwbaird.com; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, Suite 800, Minneapolis, MN 55402, telephone: 800-747-3924 or email: prospectus@pjc.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Vera Bradley: Friends Barbara Bradley Baekgaard and Patricia R. Miller founded Vera Bradley in 1982. Vera Bradley accessories, handbags, travel and paper & gift items have recently been spotted on: Desperate Housewives, Brothers and Sisters, Entourage, Modern Family and in over 20 feature-length films as well as in celebrity gift lounges surrounding the 2010 Tony Awards, 2009 Daytime Emmys and 2009 Primetime Emmys. Today, Vera Bradley is sold through 3,300 specialty stores as well as 38 Vera Bradley stores. Visit www.verabradley.com for a store near you or to learn more.